SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 RAQUEL, INC.
            (Exact name of registrant as specified in its charter)

           Nevada                       0-24798                  93-1123005
(State or other jurisdiction of     Commission File #         (I.R.S. Employer
incorporation or organization)                               Identification No.)

                       269 South Beverly Drive, Suite 938
                             Beverly Hills, CA 90212
                                 (310) 274-0086
                    (Address of principal executive offices)

                    CONSULTING AGREEMENT WITH VINCENT BARONE

                    CONSULTING AGREEMENT WITH PAUL, MATTHEW,
                              MARC & DARRIN LOVITO

                                  Raquel Zepeda
                  President and Chairman of Board of Directors
                                  Raquel, Inc.
                       269 South Beverly Drive, Suite 938
                             Beverly Hills, CA 90212
                                 (310) 274-0086
                         Calculation of Registration Fee

-------------------------------------------------------------------------------------------------------
Title of each class     Amount to be      Proposed Maximum      Proposed Maximum      Amount of
of securities to be     Registered        Offering Price per    Aggregate Offering    Registration Fee
registered                                Share                 Price

Common Stock $0001      2,000,000         $0.05 per share       $100,000
per share

Common Stock $0001      2,000,000         $0.05 per share       $100,000
per share
Totals                  4,000,000                               $200,000              $50.00

(1) Fee has been calculated pursuant to Rule 457(a).

                                    Part I

Item 1. Plan Information

      The plan consists of services provided by two consultants, Vincent Barone, and Paul, Matthew, Marc and Darrin Lovito. The services consist of strategic corporate planning, revisions to the registrant's business plan, restructuring of debt and financial obligations, assist in developing the Company's products and services and other matters peripheral and related to any of these matters. Consultants shall be issued an option to purchase 2,000,000 shares of the Company's common stock for $0.05 per share, pursuant to this Registration. The plan also contains provisions relating to Confidentiality, Indemnification and Expenses. There is nothing in either consulting agreement relating to assisting in a capital raising transaction or in the promotion of registrant's stock.

Item 2. Registrant Information and Employee Plan Annual Information

      Not applicable.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

      The following documents filed by Raquel, Inc. (the Registrant) with the Securities and Exchange Commission are incorporated by reference in this registration statement.

      (1) The Registrant's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1999 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), (File No. 000-24798).

      (2) The description of the Registrant's Common Stock which is contained in the Registrant's Registration Statement on Form 10SB/A, pages 10-11, filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

      Not applicable.


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

Item 5. Interests of Named Experts and Counsel.

      Certain legal matters in connection with the shares of Common Stock offered are being passed upon for the Registrant by Claudia J. Zaman.

Item 6. Indemnification of Directors and Officers.

      Nevada law permits Nevada corporations to include in their articles of incorporation a provision eliminating or limiting director liability to a corporation or its shareholders for monetary damages arising from acts or omissions in the director's capacity as a director. The only actions of a director which are not included in this provision which limits the liability of a director, are acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and a transaction in which the director receives an improper benefit. The Registrant's articles of incorporation contain a provision which reflecting the above.

      In addition, the Registrant's Bylaws permit the Registrant to indemnify its directors and officers against any and liability and reasonable expense that may be incurred by them in connection with or resulting from any claim, action, suit or proceeding, in which the individual may become involved by reason of being an officer of director of the Registrant.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits

      Opinion of Claudia J. Zaman with consent to include with file.

      Opinion of Auditor with consent to include with file

      Consulting Agreement with Vincent Barone

      Consulting Agreement with Paul, Matthew, Marc and Darrin Lovito

Item 9. Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


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

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any claim, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

                                   Signatures

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on the 15th day of March, 2001.

                                        Raquel, Inc.
                                        (Registrant)


                                        /s/ Raquel Zepeda
                                        ----------------------------------------
                                        Raquel Zepeda, President
                                        Chairman of the Board
                                        Director


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

                                Power of Attorney

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Raquel Zepeda his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in their name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below in the city of Beverly Hills, California, on the 15th day of March, 2001.

                                        /s/ Edward A. Rose, Jr.
                                        ----------------------------------------
                                        Corp. Secretary / Director


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